Everlake Life Insurance Company
3100 Sanders Road, Suite 303 Northbrook, IL 60062
Phone 847.665.9930
Email angela.fontana@everlakelife.com

Angela K. Fontana
Senior Vice President,
Chief Legal Officer and Secretary

March 30, 2023

To:    Everlake Life Insurance Company
Northbrook, IL 60062

From:    Angela K. Fontana
Senior Vice President, Chief Legal Officer and Secretary

Re:    Form S-1 Registration Statement Under the Securities Act of 1933
File No. 333-
ChoiceRate Annuity

With reference to the Form S-1 Registration Statement filed by Everlake Life Insurance Company (the “Company”), as Registrant, with the Securities and Exchange Commission covering the Flexible Premium Deferred Annuity Contract, known as ChoiceRate Annuity (the “Contract”) described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of March 30, 2023:

1)The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois.

2)The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ Angela K. Fontana
Angela K. Fontana
Senior Vice President, Chief Legal Officer and Secretary